EXHIBIT 10.14

December 11, 2008

Mr. Stanley Komaroff

Dear Mr. Komaroff,

The following is an amendment and restatement of your letter agreement, dated October 10, 2003 (as amended), with Henry Schein, Inc. and sets forth the terms and conditions of your employment with Henry Schein, Inc., effective as of December 11, 2008 (the "EFFECTIVE DATE"). This letter agreement (the "LETTER AGREEMENT") amends and restates any and all prior agreements between you and the Company relating to the subject matter hereof.

1.

Title and Position. You will have the title of Senior Advisor, Member of the Executive Management Committee, or such other title as mutually agreed. Your primary responsibilities shall be devoted to (i) overseeing the Legal Department, (ii) overseeing the Department of Regulatory Affairs, (iii) advising members of the Executive Management Committee, and (iv) becoming involved in business development and any other matters that you are reasonably requested to do by the Chairman or Chief Executive Officer ("CEO") that is commensurate with your position. You will be a member of the Executive Management Committee and report directly to the Chairman and CEO.

2.	Office Location. You will be located at the principal executive offices of the Company, currently located in Melville, New York.
3.

Time Commitment. You will devote at least 75% of your business time to the performance of your duties with the Company. You will be available as necessary at other times, subject to coordination with other commitments.

4.

Term of Contract. Unless either you or the Company give notice to one another, not less than 60 days prior to the end of the Employment Expiration Date (defined below) of an intent not to extend the term, the Employment Expiration Date shall thereafter be automatically extended for additional one-year periods and your employment shall continue on terms substantially similar to the terms contained herein subject to the last sentence of paragraphs 5(a), 5(b) and 5(c) (the "EMPLOYMENT TERM"). Your giving notice referred to in the immediately preceding sentence shall be deemed an election by you to retire under the provisions hereof. The Employment Term shall end upon the termination of your employment for any reason. The date on which the Employment Term is scheduled to end, irrespective of any earlier employment termination, is referred to as the "EMPLOYMENT EXPIRATION DATE."

5.	Compensation.
a.

Base Salary. Commencing January 1, 2008, as compensation for your employment, you will receive an annual base salary as shall be determined by the CEO, in consultation with the compensation committee of the Board, in all cases payable in accordance with the Company’s normal payroll practices for its senior

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executive officers as in effect from time to time (the base salary, as in effect from time to time, is hereinafter referred to as the "BASE SALARY").

b.

Equity Compensation. During the Employment Term, you will be eligible to receive annual grants of (i) options to purchase shares of capital stock of the Company, (ii) shares of restricted stock of the Company, and/or (iii) other equity-related awards with respect to shares of capital stock of the Company, in each case, at such times, with the same terms, and in the same manner as applicable to other senior executive officers of the Company, except as modified by the specific provisions set forth in this Letter Agreement. The amount of your equity compensation shall be determined by the CEO, in consultation with the compensation committee of the Board.

c.

Incentive Compensation. During the Employment Term, you will be eligible to receive, in addition to Base Salary, annual incentive compensation (the "INCENTIVE COMPENSATION"). Your Incentive Compensation may be awarded pursuant to the 2001 Henry Schein, Inc. Section 162(m) Cash Bonus Plan (the "162(M) PLAN") or any another annual incentive compensation plan maintained by the Company. All Incentive Compensation shall be paid as soon as practicable after the amount of such compensation has been finally determined, and in all events during the calendar year immediately following the calendar year with respect to which the Incentive Compensation was earned. Your Incentive Compensation shall be determined by the CEO, in consultation with the compensation committee of the Board, except as may be required by law or the terms and conditions of the 162(m) Plan, in which case the Incentive Compensation shall be determined by the compensation committee of the Board.

d.

Expenses. The Company will reimburse you for all expenses you reasonably incur in the performance of your duties with the Company, in accordance with the Company's general policies and practices for senior executive officers in effect from time to time; provided that in no event shall any such reimbursement be made later than the later of (i) the 15th day of the third month following the end of the calendar year in which the applicable expense is incurred or (ii) the 15th day of the third month following the end of the fiscal year in which the applicable expense is incurred.

e.

Benefits. During the Employment Term, you will be entitled to participate in all benefit, welfare, perquisite, equity and other similar plans, policies and programs, in accordance with the terms thereof, as are generally provided from time to time by the Company for its senior executive officers and for which you are eligible. To the extent that any benefit offered from time to time by the Company to its senior executive officers generally is not available to you, by reason of age, you will receive an amount of cash equal to the amount it would have cost the Company to provide such benefit at the highest age for which it could be provided, and such cash payment shall be made no later than the later of (i) the 15th day of the third month following the end of the calendar year in which the benefit is offered to senior executive officers or (ii) the 15th day of the third month following the end of the fiscal year in which the benefit is offered to senior executive officers.

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f.

Vacation. During each calendar year during the Employment Term, you will be entitled to four weeks of vacation and such other number of personal days generally afforded to senior executives of the Company.

g.

Automobile Allowance. During the Employment Term, the Company will provide you with an automobile allowance of $18,000 per year payable in 12 substantially equal monthly installments, which amount will increase to the extent that the automobile allowances of other senior executive officers increase.

h.	Change in Control Agreement. You will be covered by a change in control agreement in the same form as that applicable to other senior executive officers of the Company.
6.	Employment Termination.
a.

Death; Disability. If your employment hereunder is terminated by reason of your death or Disability (as defined below), the Company will have no further obligation to you under this Letter Agreement except that you (or your heirs or estate, if applicable) will be paid those obligations accrued hereunder to the date of your employment termination, consisting only of (i) any unpaid Base Salary to the extent unpaid through the date of termination, which will be paid to you in a lump sum within 15 days after your employment termination, (ii) any deferred compensation earned but not yet paid (together with any accrued earnings thereon), which will be paid in accordance with the payment provisions of the applicable plan(s), (iii) any annual Incentive Compensation due to you for the last full fiscal year of the Company ending prior to the date of termination (if not previously paid) which shall be paid no later than the time specified in the last sentence of Section 5(c) above, (iv) the product of (A) the annual Incentive Compensation actually payable to you for the current fiscal year of the Company, multiplied by (B) a fraction, the numerator of which is the number of days in such fiscal year during which you were employed by the Company, and the denominator of which is 365 (such amount to be paid to you when and as such Incentive Compensation is paid to senior executive officers of the Company generally, but no later than the time specified in the last sentence of Section 5(c) above), (v) to the extent consistent with Company policy, any accrued and unpaid vacation pay and payment for unreimbursed expenses, which will be paid to you in a lump sum within 15 days after your termination of employment, and (vi) any other amounts or benefits owing to you or your beneficiaries under the then applicable benefit plans, policies and programs of the Company with respect to senior executive officers, which will be paid to you in accordance with the payment provisions of such benefits plans, policies or programs. (All amounts determined pursuant to the provisions of in clauses (i) through (vi) above are hereinafter referred to as the "ACCRUED OBLIGATIONS"). Upon such employment termination, if and to the extent provided to members of senior management, you will vest in equity-related awards with respect to shares of Company capital stock previously granted to you, and such awards will remain exercisable following termination, in each case to the extent provided or to be provided to members of senior management; provided, however, that the post-termination exercise period with regard to stock options will be at least three years (but not beyond the original term of such awards). Nothing herein will be

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deemed to limit or expand in any way the right of your family to receive any death or disability benefit payable to them pursuant to any insurance policy. For purposes of this Letter Agreement, "DISABILITY" means your employment termination by the Company following your inability to perform your material duties for 180 days in any 365-day period due to your physical or mental incapacity. During any period of such incapacity, you will continue to receive all compensation and other benefits provided herein as if you had not been incapacitated at the time, in the amounts and in the manner provided herein, provided that the Company will be entitled to a credit against such amounts with regard to the amount, if any, paid to you for such period under any disability plan of the Company. Notwithstanding the foregoing, in the event your termination of employment is due to your Disability, any amounts payable to you as set forth above, will not be paid earlier than the day following the six-month anniversary of your termination of employment.

b.

Company Termination for Cause or Resignation Other Than for Good Reason (except Retirement). If your employment hereunder is terminated by the Company for Cause or you resign without Good Reason (other than Retirement), the Company will have no further obligation to you under this Letter Agreement, except that, unless otherwise required by any employee benefit plan, you will be paid all Accrued Obligations to the date of termination in accordance with such time periods and the payment provisions set forth in 6(a) above. Notwithstanding the preceding sentence, in the event of a termination by the Company for Cause or a resignation by you without Good Reason (other than Retirement), you will not be entitled to receive the payments specified in paragraphs 6(a)(iii) and (iv) above. For purposes of this Letter Agreement, "GOOD REASON" means (i) any diminution in title or material diminution in your position, duties, responsibilities or authority (except by reason of physical or mental incapacity or approved leave of absence), or assignment to you of duties or responsibilities that are materially inconsistent with your position at the time of such assignment, or (ii) any material breach by the Company of this Letter Agreement (including failure of successor to assume contractual duties in writing) not cured within 15 days after written notice thereof is given by you to the Company, and "CAUSE" means (i) an action or omission by you involving willful malfeasance or willful misconduct having a material adverse effect (whether economic or as to reputation) on the Company, (ii) your conviction of, or pleading nolo contendere to, a felony (other than resulting from a traffic violation or like event) or your conviction of any other crime involving intentional dishonesty or fraud, or (iii) any other action by you constituting a material breach of your employment that is not cured within 15 days after notice from the Company thereof. In the case of clause (i) of this Cause definition, no act or omission by will be considered willful if it is done or omitted in good faith and with a reasonable belief that it was in the best interests of the Company.

c.

Company Termination Without Cause; Resignation for Good Reason; Non-Renewal. If your employment hereunder is terminated by the Company without Cause, if you resign for Good Reason, or if the Company provides you with a non-renewal notice, the Company will have no further obligation to you under this Letter Agreement except that:

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i.

Unless otherwise required by an employee benefit plan, you will be paid all Accrued Obligations to the date of termination in accordance with such time periods and the payment provisions set forth in 6(a) above.

ii.

If your employment hereunder is terminated by the Company without Cause, if you resign for Good Reason or if the Company provides you with a notice of non-renewal, in each case, with respect to any period occurring prior to January 1, 2010, you will be paid as severance pay, (A) one times your Base Salary, payable in a lump sum in cash on the first business day immediately following the six-month anniversary of your employment termination date and (B) 100% of your prior year’s incentive bonus, payable in cash within 30 business days after the calculation. Notwithstanding the foregoing, if your employment hereunder is terminated by the Company without Cause, if you resign for Good Reason or if the Company provides you with a non-renewal notice, in each year, with respect to any period after December 31, 2009, the Company shall have no severance pay obligations to you under this Letter Agreement.

iii.	If your employment is terminated with Cause, any unvested stock options shall not vest and shall be forfeited.
d.

Retirement. If your employment terminates by reason of resignation without Good Reason ("RETIREMENT"), the Company will have no further obligation to you under this Letter Agreement, except that, unless otherwise required by any employee benefit plan and except as expressly set forth herein, you will be paid all Accrued Obligations to the date of termination.

e.

Termination Other Than for Cause or Due to Death or Disability. If your employment terminates for any reason by you or the Company other than for Cause or due to death or Disability, then (i) such termination of employment will be treated as a retirement under all equity plans, (ii) any shares of Company capital stock or other equity-based awards (other than stock options) previously granted to you and subject to restrictions will immediately vest in full, except that such shares or equity-based awards shall continue to be subject to any performance-based restrictions set forth in the applicable award agreement, and (iii) any stock options to purchase shares of capital stock of the Company previously granted to you will continue to vest (as scheduled) for 30 months following Retirement (at which time all unvested stock options will vest in full) and will remain exercisable for at least three years following such termination, but not beyond the original term of such awards. The terms of this section shall apply to all equity awards, whether heretofore or hereafter granted.

f.

Other. Notwithstanding the foregoing, upon your termination of employment from the Company for any reason whatsoever, you will retain your rights to indemnification as set forth in Section 10 of this Letter Agreement.

7.

Treatment of Equity Due to Post-Termination Service. Notwithstanding anything to the contrary contained herein, if you serve as a director or consultant to the Company following your employment termination, equity-related awards with respect to shares of Company capital stock previously granted to you will continue to be exercisable, and, to the extent not fully vested, will continue to vest, in each case during such period, and any

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stock options vested at the conclusion of such period shall remain exercisable for the period specified herein upon the applicable termination of employment, but measured from the cessation of such consulting or directorship (as the case may be), but not beyond their original term.

8.	Confidential Information; Noncompetition; Etc.
a.

Both during and after the Employment Term, you will hold in a fiduciary capacity for the benefit of the Company and will not, without the prior written consent of the Company, communicate or divulge (other than in the regular course of the Company's business), to anyone other than the Company, its subsidiaries and those designated by it, any confidential or proprietary information, knowledge or data relating to the Company or any of its subsidiaries, or to any of their respective businesses, obtained by you before or during the Employment Term except to the extent (i) disclosure is made during the Employment Term by you in the course of your duties hereunder and you reasonably determine in good faith that it is in the best interest of the Company to do so, (ii) you are compelled pursuant to an order of a court or other body having jurisdiction over such matter to do so (in which case the Company shall be given prompt written notice of such intention to so divulge not less than five days prior to such disclosure or such shorter period as the circumstances may reasonably require) or (iii) such information, knowledge or data is or becomes public knowledge or is or becomes generally known within the Company's industry other than through improper disclosure by you.

b.

You acknowledge and agree that the whole interest in any invention, improvement, confidential information, copyright, design, plan, drawing or data, including all worldwide rights to copyrights or any other intellectual property rights (collectively, the "RIGHTS") arising out of or resulting from performance of your duties during the Employment Term shall be the sole and exclusive property of the Company. You undertake (at the expense of the Company) to execute any document or do any reasonably necessary act to enable the Company to obtain or to assist the Company in obtaining any Rights. You hereby irrevocably appoint the Company to be your attorney-in-fact to execute in your name and on your behalf any instrument required and take any actions reasonably necessary for the purpose of giving to the Company the full benefit of the provisions of this subsection; provided, however, that the Company shall notify you prior to executing any such instruments or taking any such actions.

c.

You will not (other than on behalf of the Company) directly or indirectly during the Employment Term, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent of the total outstanding stock of a publicly held company) engage in any activity competitive with a material segment of the business of the Company. We recognize that you may serve on the boards of directors of one or more hospitals that are customers of the Company. You may serve on any such boards (including as the nonexecutive chairman or vice chairman of any such board), but you shall abstain from being involved in any purchase decisions with regard to the Company or products of a type the Company sells.

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d.

If any restriction set forth in this section is found by any court of competent jurisdiction or arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

e.

The restrictions contained in this section are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable to such purpose. You acknowledge and agree that money damages would not adequately compensate the Company for any breach of this section, which would cause the Company substantial and irreparable damage. Therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

9.

No Mitigation; No Set-Off. The Company agrees that if your employment with the Company is terminated prior to the Employment Expiration Date for any reason whatsoever, you are not required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company pursuant to this Letter Agreement. Further, the amount of any payment provided for in this Letter Agreement shall not be reduced by any compensation earned by you as the result of employment by another employer or otherwise. The Company's obligations to make the payments provided for in this Letter Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, or other similar right that the Company may have against you.

10.

Indemnification. The Company will indemnify you (or, in the event of your death, your heirs, executors, administrators or legal representatives) and hold you harmless, in each case to the fullest extent permitted by the by-laws of the Company, against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney's fees), penalties, fines, settlements, losses, and damages resulting from, or in connection with, your employment with the Company, including but not limited to as an officer and director of any subsidiary or parent or as a fiduciary of any employee benefit plan. The Company will cover you under directors and officers liability insurance both during and after the termination or expiration of the Employment Term in the same amount and to the same extent as the Company covers its other senior executive officers and directors.

11.

No Assignments. This Letter Agreement is personal to each of the parties hereto. Except as provided in the next sentence, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. As used in this Letter Agreement, the "Company" shall mean the Company and any successors or assigns. This Letter Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Letter Agreement to your estate.

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12.

Section Headings. The section headings used in this Letter Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Letter Agreement

13.

Code Section 409A. It is intended that the provisions of this Letter Agreement comply with, or be exempt from, Section 409A of Internal Revenue Code of 1986 (as amended) and the regulations and guidance promulgated thereunder (collectively "CODE SECTION 409A"), and all provisions of this Letter Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax treatment and the Company shall have no liability with regard to any failure to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Letter Agreement providing for the payment of any amounts or benefits, which are subject to Code Section 409A, upon or following a termination of employment, unless such termination is also a "separation from service" within the meaning of Code Section 409A (and the guidance issued thereunder) and, for purposes of any such provision of this Letter Agreement, references to a "resignation," "termination," "termination of employment," "retirement" or like terms shall mean separation from service.

14.

Miscellaneous. This Letter Agreement, together with any exhibits hereto (including the change of control agreement), sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and this Letter Agreement supersedes any prior written understanding entered into between the parties with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, which are not expressly set forth in this Letter Agreement, have been made by either party with respect to the subject matter hereof. The validity, interpretation, construction and performance of this Letter Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

15.	Counterparts. This Letter Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

We look forward to having you at the Company. If you find the terms of this Letter Agreement acceptable, please sign below and return it to me.

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Very truly yours,

Henry Schein, Inc.

Agreed and accepted:

By	/s/ Stanley M. Bergman
STANLEY BERGMAN
EXECUTIVE CHAIRMAN
AND CHIEF EXECUTIVE OFFICER

Agreed and accepted:

/s/ Stanley Komaroff
STANLEY KOMAROFF

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